Exhibit 10.9
Conﬁdential

November 1, 2021
Mr. David Satterwhite

Dear David:
This letter agreement amends and restates the employment agreement between you and UserTesting, Inc. (the “Company”)1, dated September 18, 2019 (the “Prior Agreement”) eﬀective November 1, 2021.
You will continue to work in the role of Chief Revenue Oﬃcer reporting to the Company’s CEO.
1.    Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
2.    Employee Beneﬁts. You will continue to be eligible to participate in a number of Company-sponsored beneﬁts to the extent that you comply with the eligibility requirements of each such beneﬁt plan. The Company, in its sole discretion, may amend, suspend or terminate its employee beneﬁts at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in eﬀect from time to time.
3.    Termination Beneﬁts. You will continue to be eligible to receive change in control and severance payments and beneﬁts under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated November 1, 2021.
4.    Conﬁdentiality Agreement. By signing this letter agreement, you reaﬃrm the terms and conditions of the Employee Proprietary Information and Invention Assignment Agreement by and between you and the Company.
5.    No Conﬂicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conﬂict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any conﬁdential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of conﬁdentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the conﬁdentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
6.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity
1 Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs you, including UserTesting, Inc.

in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7.    Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
8.    General Obligations. As an employee, you will be expected to continue to adhere to theCompany’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.
9.    At-Will Employment. Your employment with the Company continues to be for no speciﬁc period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and beneﬁts, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.
10.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of California, without regard to its conﬂict of laws provisions.

Very truly yours,

USERTESTING, INC.
/s/Mona Sabet
By: Mona Sabet
Chief Corporate Strategy Oﬃcer

ACCEPTED AND AGREED:

David Satterwhite
/s/David Satterwhite
Signature
10/21/2021
Date
[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]
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